                                                               Filed Pursuant to
                                                                  Rule 424(b)(5)
                                                              Reg. No. 333-48936

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 1, 2001

                                  1,464,928 SHARES

                         SATCON TECHNOLOGY CORPORATION

                                  COMMON STOCK

                             ---------------------

    The common stock is listed on the Nasdaq National Market under the symbol "SATC." The last reported sale price of the common stock on the Nasdaq National Market on June 5, 2001 was $13.78 per share.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Price to investors..........................................   $12.12     $17,762,252

Placement agent's fee.......................................   $ 0.42     $   621,679

Proceeds, before expenses, to SatCon........................   $11.70     $17,140,573

                    Prospectus Supplement dated June 5, 2001

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should carefully read this prospectus supplement along with the accompanying prospectus before you invest in our common stock. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered by this prospectus supplement and the prospectus contains information about our securities generally, including our common stock. This prospectus supplement may add, update or change information in the prospectus.

    You should rely on the information provided in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. We have not authorized anyone else to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell our common stock in any state where the offer or sale is not permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by SatCon, the placement agent or any other person. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of SatCon since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date. This prospectus supplement and the accompanying prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                  THE OFFERING

Common stock offered........................................  1,464,928 shares
Common stock to be outstanding after the offering...........  16,139,597 shares
Use of proceeds.............................................  For working capital and other general corporate purposes. See
                                                              "Use of Proceeds."
Nasdaq National Market Symbol...............................  SATC

    The above information regarding shares of our common stock to be outstanding after the offering excludes shares issuable upon the exercise of outstanding options and warrants.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should carefully read statements that contain these words because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The important factors listed in the section captioned "Risk Factors" in the accompanying prospectus, as well as any cautionary language in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from this common stock offering will be $17.1 million, after deducting the placement agent's fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including:

    - to finance our growth,

    - for capital expenditures made in the ordinary course of business, including facilities expansion and the purchase of manufacturing equipment, and

    - for acquisitions of businesses, products and technologies that complement or expand our business.

                                 CAPITALIZATION

    The following table sets forth, as of March 31, 2001:

    - our actual capitalization, and

    - our capitalization on an as adjusted basis to give effect to the sale by us of the 1,464,928 shares of common stock we are offering in this prospectus supplement, after deducting the placement agent's fees and estimated offering expenses payable by us.

    The outstanding common stock information excludes shares of our common stock issuable upon the exercise of outstanding options and warrants. In addition, the following table does not reflect the fact that the number of authorized shares of our common stock increased from 25,000,000 to 50,000,000 on May 4, 2001.

    This information should be read in conjunction with our consolidated financial statements and the related notes that we have incorporated by reference in the accompanying prospectus.

                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Long-term debt, net of current portion......................  $   903      $   903

Stockholders' equity:

  Preferred stock, $0.01 par value; 1,000 shares authorized,
    none issued and outstanding.............................       --           --

  Common stock, $0.01 par value; 25,000 shares authorized;
    13,890 shares issued and outstanding actual; 15,355
    shares issued and outstanding as adjusted...............      139          154

  Additional paid-in capital................................   88,186      105,262

  Accumulated deficit.......................................  (50,578)     (50,578)

  Accumulated other comprehensive loss......................      (55)         (55)
                                                              -------      -------

    Total stockholders' equity..............................   37,692       54,783
                                                              -------      -------

Total capitalization........................................  $38,595      $55,686
                                                              =======      =======

                              PLAN OF DISTRIBUTION

    The shares of common stock offered hereby are being offered for sale directly by us to individual and institutional investors. The price of the shares of common stock offered hereby was determined through negotiations between us and the purchasers.

    DP Securities, Inc. has been retained to act, on a best efforts basis, as our placement agent in arranging sales of the shares to be sold in this offering. The placement agent is not obligated to purchase any of the shares offered hereby. We have agreed to pay to the placement agent a fee in the amount of $621,679 with respect to the sale of the shares offered hereby.

    We expect to incur expenses in connection with this offering of approximately $50,000.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP.

                                  $150,000,000

                         SATCON TECHNOLOGY CORPORATION

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS

                             ---------------------

    We may from time to time issue up to $150,000,000 aggregate principal amount of common stock, preferred stock, debt securities and warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

                            ------------------------

     INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 1.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

                            ------------------------

                         Prospectus dated June 1, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      1

SATCON TECHNOLOGY CORPORATION...............................      1

RISK FACTORS................................................      1

DEFICIENCY OF EARNINGS TO FIXED CHARGES.....................     14

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........     14

USE OF PROCEEDS.............................................     14

THE SECURITIES WE MAY OFFER.................................     15

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK.............     16

DESCRIPTION OF DEBT SECURITIES..............................     20

DESCRIPTION OF WARRANTS.....................................     25

LEGAL OWNERSHIP OF SECURITIES...............................     27

PLAN OF DISTRIBUTION........................................     31

VALIDITY OF SECURITIES......................................     32

EXPERTS.....................................................     33

WHERE YOU CAN FIND MORE INFORMATION.........................     33

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     34

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

                         SATCON TECHNOLOGY CORPORATION

    We are developing enabling technologies for the emerging distributed power generation and power quality markets. Distributed power, or on-site power independent of the electric utility grid, locates power-generating capability closer to the end user, while power quality systems maintain electricity during power outages. We design, develop and manufacture high-efficiency products and a variety of standard and custom high-performance motors to suit specific applications. Our power and energy management products convert, store and manage electricity for businesses and consumers that require high-quality, uninterruptible power. We are utilizing our engineering and manufacturing expertise to develop products we believe will be integral components of distributed power generation and power quality systems. Our specialty motors are typically designed and manufactured for unique customer requirements such as high power-to-size requirements or high efficiency.

    SatCon was organized as a Massachusetts corporation in February 1985 and reincorporated as a Delaware corporation in 1992. Our principal office is located at 161 First Street, Cambridge, Massachusetts 02142, and our telephone number is (617) 661-0540. GridLink-TM-, MagLev-TM-, MegaVerter-TM- and PowerGate-TM- are trademarks of SatCon. All other trademarks or trade names in this prospectus are the property of their respective owners.

                                  RISK FACTORS

    Before investing in our securities, you should consider the following risks and detriments:

WE EXPECT TO GENERATE A SIGNIFICANT PORTION OF OUR FUTURE REVENUES FROM SALES OF OUR PRODUCTS TO THE DISTRIBUTED POWER AND POWER QUALITY MARKETS, AND NO ASSURANCE CAN BE GIVEN THAT WE WILL REALIZE ANY OF THESE REVENUES.

    On-site distributed power and power quality solutions, such as fuel cells and microturbines, which utilize our products are relatively new methods of producing electricity and have not historically accounted for much revenue in the electricity generation market. We have no experience manufacturing large volumes of our products for mass marketed fuel cell and microturbine systems, and, as a result, we currently generate only limited revenues from these products. Additionally, the existing market for these alternative distributed power products is limited, and there can be no assurance that this market will develop or that our products will be demanded in sufficient quantities to generate our expected revenues. If any of the foregoing were to occur, we would not achieve our anticipated levels of profitability and growth, and we may have to refocus our business on other new or existing product lines.

WE CANNOT ASSURE MARKET ACCEPTANCE OR COMMERCIAL VIABILITY OF OUR DISTRIBUTED POWER AND POWER QUALITY PRODUCTS.

    We intend to continue to expand development of our products for the distributed power generation and power quality markets. However, we cannot assure you that manufacturers of these distributed power solutions will select our products to be incorporated into their solutions. Additionally, we cannot assure you that our customers' products will realize market acceptance, that they will meet the technical demands of their end users or that they will offer cost-effective advantages over existing utilities. Our marketing efforts to date involve development contracts with several customers, identification of specific market segments for power and energy management systems and the continuation of marketing efforts of recently acquired businesses. We cannot know if our commercial marketing efforts will be successful in the future. Furthermore, we cannot assure you that our products, in their current form, will be suitable for specific commercial applications or that further design modifications, beyond anticipated changes to accommodate different markets, will not be necessary. Additionally, we may not be able to develop competitive products, our products may not receive market acceptance, and we may not be able to profitably compete in this market even if market acceptance is achieved. If our products do not gain market acceptance or commercial viability, we will not achieve our anticipated levels of profitability and growth.

WE HAVE NO EXPERIENCE MANUFACTURING PRODUCTS FOR DISTRIBUTED POWER AND POWER QUALITY SYSTEMS ON A COMMERCIAL BASIS.

    To date, we have focused primarily on research and development and have no experience manufacturing products for distributed power and power quality systems on a commercial basis. We have a semi-automated production line in our Marlborough, Massachusetts facility that we expect to be capable of producing up to 25,000 of our residential fuel cell power conversion systems annually. We are also continuing to develop our manufacturing capabilities and processes. We do not know whether or when we will be able to fully develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our distributed power and power quality products. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.

WE HAVE RECENT AND ANTICIPATED OPERATING LOSSES.

    We have recorded net losses for the fiscal years ended September 30, 1995, 1996, 1997, 1998, 1999 and 2000 and for the quarters ended December 31, 2000 and March 31, 2001. In order to achieve profitability, we must achieve all or some combination of the following:

    - successfully compete in the market for distributed power and power quality products,

    - develop new products for our existing markets,

    - sell these products to existing and new customers,

    - increase gross margins through higher volumes and manufacturing efficiencies,

    - control our operating expenses, and

    - develop and manage our distribution capability.

    If our revenue does not increase significantly or the increase in our expenses is greater than expected, we may not achieve or sustain profitability or generate positive cash flow in the future. We cannot assure you that we will accomplish these objectives or be profitable in the future. We expect to continue to incur operating losses at least through fiscal year 2001, and we may never become profitable.

WE MAY NOT BE ABLE TO DEVELOP OR SELL OUR DISTRIBUTED POWER, POWER QUALITY AND OTHER PRODUCTS UNDER DEVELOPMENT.

    We have a number of potential products under development including our residential fuel cell power conversion system and the converter, inverter and controller contained in this conversion system. We face many technological challenges that we must successfully address to complete our development efforts. Our product development involves a high degree of risk and may require significant capital resources to enable us to be a low-cost, high-volume manufacturer of reliable products meeting our customers' needs. Returns to our investors are dependent upon successful development and commercialization of our potential products. For example, the successful development of our distributed power and power quality products will require significant investment in research and development before we can determine whether the development of our technology was successful and whether the resulting products will be commercially viable and accepted by the marketplace. In addition, many proposed products based on our technologies will require significant additional expenditures for research and development. We cannot assure you that any of the products we are developing, or those that we develop in the future, will be technologically feasible or accepted by the marketplace. Also, we cannot assure you that any of our product development will be completed on schedule, or at all and, as a result, you may lose all or part of your investment.

WE ARE HEAVILY DEPENDENT ON CONTRACTS WITH THE U.S. GOVERNMENT, AND PARTICULARLY THE U.S. DEPARTMENT OF ENERGY, FOR REVENUE TO DEVELOP OUR DISTRIBUTED POWER AND POWER QUALITY PRODUCTS, AND THE LOSS OF ONE OF OUR GOVERNMENT CONTRACTS COULD PRECLUDE US FROM ACHIEVING OUR ANTICIPATED LEVELS OF GROWTH AND REVENUES.

    Our ability to develop and market our products is heavily dependent upon maintaining our U.S. government contract revenue and research grants. Most of our U.S. government contracts are funded incrementally on a year-to-year basis. Approximately 21% of our revenue during fiscal year 2000 was derived from government contracts and subcontracts. Any change in our relationship with the U.S. government or its agencies whether as a result of market, economic, or competitive pressures, including any decision by the U.S. government to alter its commitment to our research and development efforts could harm our business and financial condition by depriving us of the resources necessary to develop our distributed power and power quality products. Furthermore, contracts with the U.S. government may be terminated or suspended by the U.S. government at any time, with or without cause. There can be no assurance that our U.S. government contracts will not be terminated or suspended in the future, or that contract suspensions or terminations will not result in unreimbursable expenses or charges or other adverse effects on us.

    The accuracy and appropriateness of our direct and indirect costs and expenses under our contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. government. These agencies have the right to challenge our cost estimates or allocations with respect to any such contract. Additionally, a substantial portion of the payments to us under U.S. government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Adjustments that result from inquiries or audits of our contracts could have a material adverse impact on our financial condition or results of operations. Since our inception, we have not experienced any material adjustments as a result of any inquiries or audits, but there can be no assurance that our contracts will not be subject to material adjustments in the future.

    In the event that any of our government contracts are terminated for cause, it could significantly affect our ability to obtain future government contracts which could seriously harm our ability to develop our technologies and products. In addition, our participation in various government business programs depends upon our continuing eligibility under the regulations of the United States Small Business Administration. Qualification under these regulations is based upon the standard industrial classification of the product or service that is the subject of the program and the level of our revenues and the number of our employees. Although our current awards under government programs such as the Small Business Innovative Research, or SBIR, program and small business procurement set-asides and preferences will not be affected by increases in the level of our revenues or the number of our employees, as we grow, we may lose our ability to participate in these programs in the future. Under these circumstances, although we will still be able to participate in general government contract and cooperative agreement programs, we will lose our ability to benefit in the future from many of the programs in which we have historically participated. During our fiscal years ended
September 30, 1999 and 2000, 11.9% and 5.8%, respectively, of our revenues have been obtained under the SBIR program.

A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM CONTRACTS WITH THE U.S. GOVERNMENT AND ITS AGENCIES OR FROM SUBCONTRACTS WITH THE U.S. GOVERNMENT'S PRIME CONTRACTORS AND A SLOWDOWN IN GOVERNMENT SPENDING MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN ANTICIPATED REVENUES.

    Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies or the imposition of budgetary constraints could significantly impair our ability to achieve this level of revenue going forward. Any reductions or slowdowns in government spending could also severely inhibit our ability to successfully complete the development and commercialization of our products.

THE U.S. GOVERNMENT HAS CERTAIN RIGHTS RELATING TO OUR INTELLECTUAL PROPERTY.

    Many of our patents are the result of retaining ownership of inventions made under U.S. government-funded research and development programs. With respect to any invention made with government assistance, the government has a nonexclusive, nontransferable, irrevocable, paid-up license to use the technology or have the technology employed for or on behalf of the U.S. government throughout the world. Under certain conditions, the U.S. government also has "march-in rights." These rights enable the U.S. government to require us to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to responsible applicants, upon terms that are reasonable under the circumstances. If we refuse, the government can grant the license itself, provided that it determines that such action is necessary because we have not achieved practical application of the invention, or to alleviate health or safety needs, or to meet requirements for public use specified by federal regulations, or because products using such inventions are not being produced substantially in the United States. The exercise of these rights by the government could create potential competitors for us if we later determine to further develop the technologies and utilize the inventions in which the government has exercised these rights.

IF WE ARE UNABLE TO MAINTAIN OUR TECHNOLOGICAL EXPERTISE IN DESIGN AND MANUFACTURING PROCESSES, WE WILL NOT BE ABLE TO SUCCESSFULLY COMPETE.

    We believe that our future success will depend upon our ability to develop and provide distributed power and power quality products that meet the changing needs of our customers. This requires that we successfully anticipate and respond to technological changes in design and manufacturing processes in a cost-effective and timely manner. As a result, we continually evaluate the advantages and feasibility of new product design and manufacturing processes. We cannot, however, assure you that our process development efforts will be successful. The introduction of new products embodying new technologies and the emergence of shifting customer demands or changing industry standards could render our existing products obsolete and unmarketable which would have a significant impact on our ability to generate revenue. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. This will require us to continue to make substantial product development investments. We may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products or product enhancements may cause customers to forego purchases of our products and purchase those of our competitors.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY.

    We currently own 61 U.S. patents which expire between 2007 and 2019. We also have 11 patent applications pending with the U.S. Patent and Trademark Office. As a qualifying small business from our inception to date, we have retained commercial ownership rights to proprietary technology developed under various U.S. government contracts and grants.

    Our patent and trade secret rights are of significant importance to us and to our future prospects. Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology and systems designs relating to our distributed power and power quality products. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. No assurance can be given as to the issuance of additional patents or, if so issued, as to their scope. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action, it would divert funds and resources which otherwise could be used in our operations and there can be no assurance that we would be successful in enforcing our intellectual property rights. Because we intend to enforce our patents, trademarks and copyrights and protect our trade secrets, we may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. This litigation could result in substantial costs to us and divert efforts by our management and technical personnel. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we operate or sell our products.

WE MAY NOT BE ABLE TO MAINTAIN THE CONFIDENTIALITY OF OUR PROPRIETARY KNOWLEDGE.

    In addition to our patent rights, we also rely on treatment of our technology as trade secrets and upon confidentiality agreements, which all of our employees are required to sign, assigning to us all patent rights and technical or other information developed by the employees during their employment with us. We also rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. Our employees have also agreed not to disclose any trade secrets or confidential information without our prior written consent. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of these agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and information could harm our business, results of operations and financial condition by adversely affecting our ability to compete in our markets.

OTHERS MAY ASSERT THAT OUR TECHNOLOGY INFRINGES THEIR INTELLECTUAL PROPERTY RIGHTS.

    We believe that we do not infringe the proprietary rights of others and, to date, no third parties have asserted an infringement claim against us, but we may be subject to infringement claims in the future. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our operating results may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

WE HAVE EXCLUSIVELY LICENSED OUR INTELLECTUAL PROPERTY RIGHTS FOR OUR FLYWHEEL TECHNOLOGY FOR STATIONARY, TERRESTRIAL APPLICATIONS TO OUR AFFILIATE, BEACON POWER, WHOM WE NO LONGER CONTROL, AND BEACON POWER'S DECISIONS REGARDING THE USE OR DEVELOPMENT OF THIS INTELLECTUAL PROPERTY MAY NOT BE IN OUR BEST INTEREST.

    In 1997, we granted Beacon Power a perpetual, worldwide, royalty-free, exclusive right and license to our flywheel technology for stationary, terrestrial applications. In the future, we may not agree with strategic decisions made by Beacon Power, including decisions relating to product development, marketing and market focus, and we will be unable to alter any strategic decisions with which we do not agree. There can be no assurance that Beacon Power will pursue market opportunities that complement our products in a timely manner, or at all. As a result, even though we developed the technology used by Beacon Power, we may not be able to address the market demand for stationary, terrestrial flywheel energy storage systems unless we develop or license alternative technology to meet the needs of our customers. There can be no assurance that any alternative technology will be developed or will be available to us under a license on acceptable terms, or at all. In addition, we may not agree with the terms and conditions of any future Beacon Power financings. We anticipate that our economic stake in Beacon Power will continue to be substantially diluted in the future as Beacon Power obtains additional public or private funding to pursue its business plan.

WE CANNOT ASSURE MARKET ACCEPTANCE OR COMMERCIAL VIABILITY OF BEACON POWER'S STATIONARY FLYWHEEL ENERGY STORAGE SYSTEM OR ANY OF ITS OTHER PRODUCTS.

    The existing market for Beacon Power's alternative distributed power products is limited, and there can be no assurance that this market will develop or that Beacon Power's products will realize market acceptance or be demanded in sufficient quantities to generate anticipated revenues. Even if market acceptance is achieved, there can be no assurance that Beacon Power can profitably compete in this market. In addition, Beacon Power's products may not function as anticipated or may not compete effectively with other products produced by their competitors, and we cannot assure you that Beacon Power's products will meet the technical demands of their end-users or that they will offer cost-effective advantages over existing technologies. If any of the foregoing were to occur, Beacon Power would not achieve its anticipated levels of profitability and growth which would diminish the value of our investment in Beacon Power.

    Many proposed products based on technologies owned by or licensed to Beacon Power will require significant additional capital expenditures for research and development. We cannot assure you that any of the products Beacon Power is developing, or those that they develop in the future, will be technologically feasible, suitable for specific commercial applications without design modifications beyond anticipated changes to accommodate different markets or accepted by the marketplace. In addition, we cannot assure you that Beacon Power's product development will be completed on schedule, or at all. If Beacon Power is unable to successfully develop and market, on a commercially viable basis, its flywheel products, the value of our investment in Beacon Power could be significantly diminished.

LOSS OF ANY OF OUR KEY PERSONNEL, AND PARTICULARLY OUR CHIEF EXECUTIVE OFFICER, COULD HURT OUR BUSINESS BECAUSE OF THEIR EXPERIENCE, CONTACTS AND TECHNOLOGICAL EXPERTISE.

    The loss of the services of one or several of our key employees or an inability to attract, train and retain qualified and skilled employees, specifically engineering and sales personnel, could result in the loss of customers or otherwise inhibit our ability to operate and grow our business successfully. In addition, our ability to successfully integrate acquired facilities or businesses depends, in part, on our ability to retain and motivate key management and employees hired by us in connection with these acquisitions. We are particularly dependent upon the services of David B. Eisenhaure, our president, chief executive officer, chairman of the board and founder, as a result of his business and academic relationships, understanding of government contracts and technical expertise. The loss of Mr. Eisenhaure's services would have a material adverse effect on our business and results of operations, including our ability to attract employees and obtain future contract research and development.

WE EXPECT SIGNIFICANT COMPETITION FOR OUR PRODUCTS AND SERVICES.

    To date, we have faced only limited competition in providing research services, prototype development and custom and limited quantity manufacturing. We expect competition to intensify greatly as commercial applications increase for our products under development. Many of our competitors and potential competitors are well established and have substantially greater financial, research and development, technical, manufacturing and marketing resources than we do. Some of our competitors and potential competitors are much larger than we are. If these larger competitors decide to focus on the development of distributed power and power quality products, they have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of these products more quickly and effectively than we can. There can also be no assurance that current and future competitors will not develop new or enhanced technologies perceived to be superior to those sold or developed by us. There can be no assurance that we will be successful in this competitive environment.

PRICE INCREASES OF MATERIALS OR COMPONENTS USED BY US COULD ADVERSELY AFFECT THE VOLUME OF OUR SALES.

    We use materials and components obtained from third-party suppliers to manufacture many of our products. We expect this to continue as we increase our manufacturing capabilities and move into high volume production. If prices of materials and components that we use were to increase, we may not be able to afford them or to pass these costs on to our customers. In addition, if we were required to raise the price of our products as a result of increases in the price of materials or components that we use, demand for our products may decrease which would reduce our sales. To date, we have not entered into long-term contracts which fix prices or limit price increases for materials or components during the term of the contract and we do not expect to do so in the future.

WE ARE DEPENDENT ON THIRD-PARTY SUPPLIERS FOR THE DEVELOPMENT AND SUPPLY OF KEY COMPONENTS FOR OUR PRODUCTS.

    From time to time, shipments can be delayed because of industry-wide or other shortages of necessary materials and components from third-party suppliers. A supplier's failure to develop and supply components in a timely manner, or to supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could impair our ability to manufacture our products. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

LONG-TERM CONTRACTS ARE NOT TYPICAL IN OUR BUSINESS, AND REDUCTIONS, CANCELLATIONS OR DELAYS IN CUSTOMER ORDERS WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    We do not usually obtain long-term purchase orders or commitments from our customers. Instead, we work closely with our customers to develop non-binding forecasts of the future volume of orders. Customers may cancel their orders, change production quantities from forecasted volumes or delay production for a number of reasons beyond our control. Significant or numerous cancellations, reductions or delays in orders by our customers would reduce our net sales. From time to time we make capital investments in anticipation of future business opportunities like the significant investment we made to install a semi-automated production line in our Marlborough, Massachusetts facility for residential fuel cell power conversion systems. There can be no assurance that we will receive the anticipated business that supports these investments. If we are unable to obtain this anticipated business, we may not be able to successfully compete in our markets.

IF WE EXPERIENCE A PERIOD OF SIGNIFICANT GROWTH OR EXPANSION, IT COULD PLACE A SUBSTANTIAL STRAIN ON OUR RESOURCES.

    If we are successful in obtaining rapid market penetration of our products, we will be required to deliver large volumes of quality products or components to our customers and licensees on a timely basis and at reasonable costs to us. We have limited experience in delivering large volumes of our products and have limited capacity to meet wide-scale production requirements. We cannot assure you that our efforts to expand our manufacturing and quality assurance activities will be successful, that we will be able to satisfy large-scale commercial production on a timely and cost-effective basis or that growth will not strain our management, operational and technical resources. We will also be required to continue to improve our operational, management and financial systems and controls to meet anticipated growth. Failure to manage our growth could damage our relationships with our customers and our investors and be extremely costly to try to resolve.

WE MAY NEED ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS AND MAY NOT BE ABLE TO RAISE ADDITIONAL FUNDS ON TERMS ACCEPTABLE TO US, OR AT ALL.

    If we are unable to increase our revenues and achieve positive cash flow, we will need to raise additional funds. We may also need additional financing if we:

    - need additional cash to fund research and development costs of products currently under development,

    - decide to expand faster than currently planned,

    - develop new or enhanced services or products ahead of schedule,

    - need to respond to competitive pressures, or

    - decide to acquire complementary products, businesses or technologies.

    We cannot assure you that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs which would significantly limit our ability to implement our business plan. In addition, we may have to issue securities that may have rights, preferences and privileges senior to our common stock.

WE INTEND TO PURSUE STRATEGIC ACQUISITIONS, AND FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES OR ASSETS MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

    A component of our business strategy is to seek the acquisition of businesses, products, assets and technologies that complement or augment our existing businesses, products, assets and technologies. Since 1997, we have expanded our business and capabilities through the acquisition of six businesses and intellectual property, tooling and other assets from another entity.

    Acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. We cannot assure you that we will be able to successfully identify acquisition candidates or complete future acquisitions. We cannot assure you that we will be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully. The successful combination of companies in a rapidly changing industry such as ours may be more difficult to accomplish than in other industries. Our ability to integrate any newly acquired entities will require us to continue to improve our operational, financial and management information systems and to motivate and effectively manage our employees. If our management is unable to manage growth effectively, the quality of our products, our ability to identify, hire and retain key personnel and our results of operations could be materially and adversely affected.

    Although successfully completing future acquisitions is an important part of our overall business strategy, any future acquisitions that we make could result in:

    - difficulty in integrating our operations, technologies, systems, products and services with those of the acquired facility,

    - difficulty in operating in foreign countries, in the case of acquisitions that we make outside the United States, and over significant geographical distances,

    - diversion of our capital and our management's attention away from other business issues,

    - an increase in our expenses and our working capital requirements,

    - potential loss of our key employees and customers of facilities or businesses we acquire, and

    - financial risks, such as:

       - potential liabilities of the facilities and businesses we acquire,

       - our need to incur additional indebtedness, and

       - dilution if we issue additional equity securities.

OUR BUSINESS COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

    Our business exposes us to potential product liability claims which are inherent in the manufacturing, marketing and sale of our products, and we may face substantial liability for damages resulting from the faulty design or manufacture of products or improper use of products by end users. We currently maintain a low level of product liability insurance, and there can be no assurance that this insurance will provide sufficient coverage in the event of a claim. Also, we cannot predict whether we will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not harm our business or financial condition. In addition, negative publicity in connection with the faulty design or manufacture of our products would adversely affect our ability to market and sell our products.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS THAT EXPOSE US TO POTENTIAL FINANCIAL LIABILITY.

    Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource, Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Because we use hazardous materials in our manufacturing processes, we are required to comply with these environmental laws. In addition, because we generate hazardous wastes, we, along with any other person who arranges for the disposal of our wastes, may be subject to potential financial exposure for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if those sites become contaminated and even if we fully comply with applicable environmental laws. In the event of a violation of environmental laws, we could be held liable for damages and for the costs of remedial actions. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation.

BUSINESSES AND CONSUMERS MIGHT NOT ADOPT ALTERNATIVE DISTRIBUTED POWER SOLUTIONS AS A MEANS FOR OBTAINING THEIR ELECTRICITY AND POWER NEEDS.

    On-site distributed power generation solutions, such as fuel cell and microturbine products, which utilize our products, provide an alternative means for obtaining electricity, and are relatively new methods of obtaining electricity and other forms of power that businesses and consumers may not adopt at levels sufficient to sustain our business. Traditional electricity distribution is based on the regulated industry model whereby businesses and consumers obtain their electricity from a government regulated utility. For alternative methods of distributed power to succeed, businesses and consumers must adopt new purchasing practices and must be willing to rely less upon traditional means of purchasing electricity, and market participants must be willing to produce products for alternative methods of power distribution. We cannot assure you that businesses, consumers or market participants will choose to utilize or service this on-site distributed power market at levels sufficient to sustain our business. The development of a mass market for our products may be impacted by many factors which are out of our control, including:

    - market acceptance of fuel cell and microturbine systems that incorporate our distributed power and power quality products,

    - the cost competitiveness of fuel cell and microturbine systems that incorporate our distributed power and power quality products,

    - the future costs of natural gas, propane and other fuels used by our customers' products versus future costs of other forms of fuel and/or power,

    - consumer reluctance to try a new product,

    - consumer perceptions regarding the safety of our customers' products,

    - regulatory requirements, and

    - the emergence of newer, more competitive technologies and products.

    If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop these products.

A MASS MARKET FOR HYBRID-ELECTRIC VEHICLES MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THEN WE ANTICIPATE.

    If a mass market fails to develop or develops more slowly than we anticipate for hybrid-electric automobiles, we may be unable to recover the expenditures we will have incurred to develop our products and may be unable to achieve profitability in that portion of our business which could negatively impact our overall profitability. Many factors which are out of our control may have a negative effect on the development of a mass market for our hybrid-electric vehicle components. These factors include:

    - the competitiveness of alternative fuel vehicles,

    - the availability, future costs and safety of hydrogen, natural gas or other potential alternative fuels,

    - consumer reluctance to adopt alternative fuel products,

    - original equipment manufacturer reluctance to replace current technology,

    - consumer perceptions,

    - regulatory requirements, and

    - the emergence of newer, breakthrough technologies and products by our competitors in the alternative fuel vehicle market.

THE DISTRIBUTED POWER GENERATION INDUSTRY MAY BECOME SUBJECT TO FUTURE GOVERNMENT REGULATION WHICH MAY IMPACT OUR ABILITY TO MARKET OUR PRODUCTS.

    We do not believe that our products will be subject to existing federal and state regulations governing traditional electric utilities and other regulated entities. We do believe that our products will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. Such regulation may depend, in part, upon whether an on-site distributed power system is placed outside or inside a home. At this time, we do not know which jurisdictions, if any, will impose regulations upon our products. We also do not know the extent to which any existing or new regulations may impact our ability to sell and service our products. Once our customers' products reach the commercialization stage and they begin distributing systems to their target markets, federal, state or local government entities may seek to impose regulations. Any new government regulation of our products, whether at the federal, state or local level, including any regulations relating to installation and servicing of our products, may increase our costs and the price of our products, and may have a negative impact on our revenue and profitability.

UNCERTAINTIES AND ADVERSE TRENDS AFFECTING THE DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY OR ANY OF OUR MAJOR CUSTOMERS MAY HARM OUR OPERATING RESULTS.

    The growth of our distributed power generation business depends in large part on the continued deregulation of the electric utility industry. Existing utility companies, which have historically operated without competition, may attempt to deter or delay the deregulation process. In addition, our customers may not be able to compete effectively against existing utility companies in a deregulated market. Changes in federal and state regulation may also have the effect of deterring further investment in research and development of alternative energy sources, including fuel cells and microturbines. Any changes in the deregulation process or procedures, the inability of our customers to compete effectively against existing utility companies or changes in federal or state regulation which deter further investment in alternative energy sources would significantly limit the demand for our products and our ability to generate anticipated levels of revenue.

OUR SHARE PRICE HAS BEEN SUBJECT TO EXTREME PRICE FLUCTUATIONS.

    The markets for equity securities in general, and for those of other companies in our industry, have been volatile, and the market price of our common stock, which is traded on the Nasdaq National Market under the symbol SATC, may be subject to significant fluctuations. This could be in response to operating results, announcements of technological innovations or new products by us, our competitors or our customers, patent or proprietary rights developments and market conditions for distributed energy and high technology stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of our common stock. Past fluctuations have coincided with fluctuations of other public companies in the alternative energy sector, market responses to national issues, public release of information regarding the introduction of new products, the award of significant contracts, analyst downgrades of our projected stock price and investment community enthusiasm for the alternative energy sector. There can be no assurance that the trading price of our common stock will remain at or near its current level.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS, AND IF WE FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, OUR SHARE PRICE MAY DECREASE SIGNIFICANTLY.

    Our annual and quarterly results may vary significantly depending on various factors, many of which are beyond our control and may not meet the expectations of securities analysts or investors. If this occurs, the price of our stock could decline. Past material quarterly fluctuations have been caused by:

    - variations in the timing and volume of customer orders relative to our manufacturing capacity and staffing levels,

    - the timing of our expenditures in anticipation of future orders,

    - introduction and market acceptance of our customers' new products, and

    - the level of research and development expenses incurred by us which are unreimbursed.

    Future quarterly fluctuations could be caused by these factors and:

    - our effectiveness in managing our manufacturing processes,

    - changes in competitive and economic conditions generally or in our customers' markets,

    - the timing of, and the price we pay for, acquisitions and related integration costs,

    - changes in the cost or availability of components or skilled labor, and

    - general economic conditions.

    Because our operating expenses are based on anticipated revenue levels, our sales cycle for development work is relatively long and a high percentage of our expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter.

EXISTING STOCKHOLDERS CAN EXERT CONSIDERABLE CONTROL OVER US.

    As of December 31, 2000, our officers and directors, and their affiliates, beneficially held approximately 39.4% of our outstanding common stock of which approximately 32.4% was beneficially held by Mr. Eisenhaure, our president, chief executive officer, chairman of the board and founder. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. As a practical matter, Mr. Eisenhaure may have the ability to elect our directors and to determine the outcome of corporate actions requiring stockholder approval, including votes concerning director elections, by-law amendments and possible mergers, corporate control contests and other significant corporate transactions, irrespective of how some of our other stockholders may vote. Accordingly, such concentration of ownership may have the effect of delaying, deterring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock.

WE COULD ISSUE ADDITIONAL COMMON STOCK, WHICH MIGHT DILUTE THE BOOK VALUE OF OUR COMMON STOCK.

    We have authorized 50,000,000 shares of our common stock, of which 13,890,086 shares were issued and outstanding as of May 22, 2001. Our board of directors has the authority, without action or vote of our stockholders, to issue all or part of any authorized but unissued shares. Such stock issuances may be made at a price which reflects a discount from the then-current trading price of our common stock. These issuances would dilute your percentage ownership interest, which will have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution of net tangible book value if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase our common stock.

THE SALE OF LARGE NUMBERS OF SHARES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE.

    In addition, as of December 31, 2000, we have reserved 2,890,605 shares of common stock for issuance upon exercise of stock options and warrants and 1,338,950 shares for future issuances under our stock plans. As of December 31, 2000, holders of warrants and options to purchase an aggregate of 1,340,764 shares of our common stock may exercise those securities and transfer the underlying common stock at any time subject, in some cases, to Rule 144. In accordance with registration rights that we have granted to various individuals and entities requiring us to register their shares for public resale, we also have resale registration statements in effect registering 4,935,322 shares of our common stock.

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that such share sales could occur. These sales might also make it more difficult for us to sell equity securities in the future at a price that we think is appropriate, or at all.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY, DETER OR PREVENT THE ACQUISITION OF SATCON, WHICH COULD DECREASE THE VALUE OF YOUR SHARES.

    Some provisions of our certificate of incorporation and bylaws may delay, deter or prevent a change in control of SatCon or a change in our management that you as a stockholder may consider favorable. These provisions include:

    - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and deter a takeover attempt,

    - a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors,

    - prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates, and

    - limitations on who may call special meetings of stockholders.

    In addition, Section 203 of the Delaware General Corporation Law and provisions in some of our stock incentive plans may delay, deter or prevent a change in control of SatCon. Those provisions serve to limit the circumstances in which a premium may be paid for our common stock in proposed transactions, or where a proxy contest for control of our board may be initiated. If a change of control or change in management is delayed, deterred or prevented, the market price of our common stock could suffer.

                    DEFICIENCY OF EARNINGS TO FIXED CHARGES

                                 (In thousands)

    We have not recorded earnings for any of our last five fiscal years or for the six months ended March 31, 2001, and therefore are unable to cover fixed charges. Loss consists of loss before provision for income taxes and cumulative effects of accounting changes plus fixed charges. Fixed charges consist of interest expense and a portion of rental expense that we believe to be representative of interest. The following table discloses our dollar coverage deficiency. The ratio of earnings to fixed charges is not disclosed since it is a negative number in each year and period.

                                                                 YEAR ENDED                        SIX MONTHS ENDED
                                                               SEPTEMBER 30,                          MARCH 31,
                                            ----------------------------------------------------   ----------------
                                              1996       1997       1998       1999       2000           2001
                                            --------   --------   --------   --------   --------   ----------------
Coverage deficiency to attain a ratio of
  1:1.....................................   $3,933     $7,709     $1,381    $10,103    $15,254         $9,011

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should carefully read statements that contain these words because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The important factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

    Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

    - to finance our growth,

    - for capital expenditures made in the ordinary course of business, including facilities expansion and the purchase of manufacturing equipment, and

    - for acquisitions of businesses, products and technologies that complement or expand our business.

    We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

                          THE SECURITIES WE MAY OFFER

    The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

    We may sell from time to time, in one or more offerings:

    - common stock,

    - preferred stock,

    - debt securities, and

    - warrants to purchase any of the securities listed above.

    In this prospectus, we will refer to the common stock, preferred stock, debt securities and warrants collectively as "securities." The total dollar amount of all securities that we may issue will not exceed $150,000,000.

    If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

    This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

    The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our charter and by-laws, which are incorporated by reference into the registration statement which includes this prospectus. The General Corporation Law of Delaware may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement.

    Our authorized capital stock consists of 50,000,000 shares of common stock $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of May 22, 2001, we had 13,890,086 shares of common stock outstanding held by 190 stockholders of record. As of May 22, 2001, no shares of preferred stock were outstanding.

COMMON STOCK

    VOTING. Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

    DIVIDENDS. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.

    LIQUIDATION AND DISSOLUTION. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock.

    OTHER RIGHTS AND RESTRICTIONS. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

    LISTING. Our common stock is listed on the Nasdaq National Market under the symbol "SATC."

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is State Street Bank & Trust Company, 150 Royall Street, Canton, Massachusetts 02021.

PREFERRED STOCK

    GENERAL. Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

    - the title and stated value,

    - the number of shares we are offering,

    - the liquidation preference per share,

    - the purchase price,

    - the dividend rate, period and payment date, and method of calculation for dividends,

    - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate,

    - the procedures for any auction and remarketing, if any,

    - the provisions for a sinking fund, if any,

    - the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights,

    - any listing of the preferred stock on any securities exchange or market,

    - whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period,

    - whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period,

    - voting rights, if any, of the preferred stock,

    - preemption rights, if any,

    - restrictions on transfer, sale or other assignment, if any,

    - whether interests in the preferred stock will be represented by depositary shares,

    - a discussion of any material or special United States federal income tax considerations applicable to the preferred stock,

    - the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs,

    - any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs, and

    - any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

    When we issue shares of preferred stock under this prospectus, the shares, when issued, will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

    VOTING RIGHTS. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in

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the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

    OTHER. The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of SatCon without any action by the stockholders.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions or dividends on our capital stock.

    The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

DELAWARE LAW

    BUSINESS COMBINATIONS. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

CHARTER AND BY-LAW PROVISIONS

    Our certificate of incorporation and by-laws provide:

    - That the board of directors be divided into three classes, as nearly equal in size as possible, with no class having more than one director more than any other class, with staggered three-year terms,

    - That directors may be removed only for cause by the vote of the holders of at least 66% of the shares of our capital stock entitled to vote, and

    - That any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

    The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, us.

    The certificate of incorporation and by-laws also provide that:

    - Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting, and

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
    - Special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or at the written request of a majority of the board of directors or of stockholders owning at least ten percent of the shares of our capital stock issued and outstanding and entitled to vote. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us.

    These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

    Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal the foregoing provisions relating to the election, removal and classification of members of our board of directors. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be then outstanding. Our by-laws may be amended or repealed by a majority vote of our board of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    In accordance with Delaware law, our certificate of incorporation eliminates in certain circumstances the liability of our directors for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director:

    - for a breach of the director's duty of loyalty to us or our stockholders,

    - for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law,

    - for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or

    - for transactions from which the director derived an improper personal benefit.

    In addition, our by-laws include provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, unlawfully or in the best interests of SatCon. With respect to matters as to which our officers and directors and others are determined to be liable for misconduct or negligence in the performance of their duties, our by-laws provide for indemnification only to the extent that we determine that such person acted in good faith and in a manner not opposed to the best interests of SatCon.

    However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices, or persons controlling SatCon pursuant to Delaware state law, as well as the foregoing charter and by-law provisions, we have been informed that in the opinion of the SEC, such indemnification as it relates to federal securities laws is against public policy, and therefore, unenforceable.

    Further, insofar as limitation of liabilities may be so permitted pursuant to Delaware state law, as well as the foregoing charter and by-law provisions, such limitation of liabilities does not apply to any liabilities arising under federal securities laws.

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                         DESCRIPTION OF DEBT SECURITIES

    The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.

    We will issue the senior notes under one or more senior indentures which we will enter into with a trustee to be named in the senior indentures. We will issue the subordinated notes under one or more subordinated indentures which we will enter into with a trustee to be named in the subordinated indentures. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term "trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

    The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

    We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

GENERAL

    We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

    - the title,

    - any limit on the amount that may be issued,

    - whether or not we will issue the series of notes in global form, the terms and who the depository will be,

    - the maturity date,

    - the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining those dates,

    - whether or not the notes will be secured or unsecured, and the terms of any secured debt,

    - the terms of the subordination of any series of subordinated debt,

    - the place where payments will be payable,

    - our right, if any, to defer payment of interest and the maximum length of any such deferral period,

    - the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions,

    - the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes,

    - whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves,

    - whether we will be restricted from incurring any additional indebtedness,

    - a discussion on any material or special United States federal income tax considerations applicable to the notes,

    - the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof, and

    - any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

CONVERSION OR EXCHANGE RIGHTS

    We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment. No convertible securities will be convertible into other securities that have not been registered under the registration statement of which this prospectus is a part unless those convertible securities are not legally convertible immediately or within one year of the date of the sale of the convertible securities.

CONSOLIDATION, MERGER OR SALE

    The indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURE

    The following will be events of default under the indentures with respect to any series of notes that we may issue:

    - if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred,

    - if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed,

    - if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series, and

    - if specified events of bankruptcy, insolvency or reorganization occur to us.

    If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

    The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture. Any waiver shall cure the default or event of default.

    Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

    - the direction so given by the holder is not in conflict with any law or the applicable indenture, and

    - subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

    A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

    - the holder has given written notice to the trustee of a continuing event of default with respect to that series,

    - the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee, and

    - the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

    These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

    We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

    We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

    - to fix any ambiguity, defect or inconsistency in the indenture, and

    - to change anything that does not materially adversely affect the interests of any holder of notes of any series.

    In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

    - extending the fixed maturity of the series of notes,

    - reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes, or

    - reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

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
FORM, EXCHANGE AND TRANSFER

    We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

    At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

    We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

    If we elect to redeem the notes of any series, we will not be required to:

    - issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing, or

    - register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

INFORMATION CONCERNING THE TRUSTEE

    The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

PAYMENT AND PAYING AGENTS

    Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

    We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in New York, New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

    All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

    The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

SUBORDINATION OF SUBORDINATED NOTES

    The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

                                       24
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                            DESCRIPTION OF WARRANTS

    The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

GENERAL

    We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

    We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

    We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

    - the offering price and aggregate number of warrants offered,

    - the currency for which the warrants may be purchased,

    - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security,

    - if applicable, the date on and after which the warrants and the related securities will be separately transferable,

    - in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise,

    - in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise,

    - the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants,

    - the terms of any rights to redeem or call the warrants,

    - any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants,

    - the dates on which the right to exercise the warrants will commence and expire,

    - the manner in which the warrant agreement and warrants may be modified,

    - federal income tax consequences of holding or exercising the warrants,

    - the terms of the securities issuable upon exercise of the warrants, and

    - any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

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
    Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

    - in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or

    - in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

EXERCISE OF WARRANTS

    Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. eastern standard time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

    Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

    Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

ENFORCEABILITY OF RIGHTS BY HOLDERS OF WARRANTS

    Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DISCHARGE

    Each indenture will provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

    - register the transfer or exchange of debt securities of the series,

    - replace stolen, lost or mutilated debt securities of the series,

    - maintain paying agencies,

    - hold monies for payment in trust,

    - compensate and indemnify the trustee, and

    - appoint any successor trustee.

    In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

                         LEGAL OWNERSHIP OF SECURITIES

    We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

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BOOK-ENTRY HOLDERS

    We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

    Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

    As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

    We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

    For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

LEGAL HOLDERS

    Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

    For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

    If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

    - how it handles securities payments and notices,

    - whether it imposes fees or charges,

    - how it would handle a request for the holders' consent, if ever required,

    - whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future,

    - how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests, and

    - if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

    A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

    Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "--Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

    If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

    If securities are issued only in the form of a global security, an investor should be aware of the following:

    - an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below,

    - an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "Legal Ownership of Securities,"

    - an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form,

    - an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective,

    - the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way,

    - the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well, and

    - financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

    In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

    The global security will terminate when the following special situations occur:

    - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days,

    - if we notify any applicable trustee that we wish to terminate that global security, or

    - if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

    The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not SatCon or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

                              PLAN OF DISTRIBUTION

    We may sell the securities being offered hereby in one or more of the following ways from time to time:

    - through agents to the public or to investors,

    - to underwriters for resale to the public or to investors, or

    - directly to investors.

    We will set forth in a prospectus supplement the terms of the offering of securities, including:

    - the name or names of any agents or underwriters,

    - the purchase price of the securities being offered and the proceeds we will receive from the sale,

    - any over-allotment options under which underwriters may purchase additional securities from us,

    - any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation,

    - any initial public offering price,

    - any discounts or concessions allowed or reallowed or paid to dealers, and

    - any securities exchanges on which the securities may be listed.

AGENTS

    We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

UNDERWRITERS

    If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

DIRECT SALES

    We may also sell securities directly to one or more purchasers without using underwriters or agents.

    Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. The maximum discounts or commissions to be received by any underwriters, dealers or agents will not exceed 8% of the gross proceeds from the sale of any securities issued hereunder. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

    Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

    Any underwriter may engage in over-allotment, stabilizing transactions, short sales and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short sales involve syndicate sales of securities in excess of the number of securities to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of securities made in an amount up to the number of securities represented by the underwriters' over-allotment option. In determining the source of securities to close out the covered syndicate short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the securities in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of securities in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

PASSIVE MARKET MAKING

    Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid then must be lowered when certain purchase limits are exceeded.

                             VALIDITY OF SECURITIES

    The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements of SatCon Technology Corporation as of September 30, 1999 and 2000 and for each of the years then ended, incorporated by reference in this prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of SatCon Technology Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Ling Electronics, Inc. and Subsidiary incorporated in this prospectus by reference as of September 30, 1998 and 1999 and for each of the two years in the period ended September 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Beacon Power Corporation as of December 31, 2000 and 1999 and for the three years ended December 31, 2000 and the period from May 8, 1997 (date of Beacon Power's inception) to December 31, 2000, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such financial statements have been incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at:

                              Room 1024, Judiciary Plaza
                                450 Fifth Street, N.W.
                                Washington, D.C. 20549

    and at the SEC's Regional Offices located at:

                              Northwestern Atrium Center
                                      Suite 1400
                                500 West Madison Street
                                Chicago, Illinois 60661

    and

                               Seven World Trade Center
                                      13th Floor
                               New York, New York 10048

    and you may also obtain copies of these materials by mail from the Public Reference Section of the SEC at:

                                450 Fifth Street, N.W.
                                Washington, D.C. 20549

    at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC also maintains a Web site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Web site. Statements contained or incorporated by reference in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, in each instance, you should refer to the copy of that contract, agreement or document filed as an exhibit to, or incorporated by reference in, the registration statement. Each statement as to the contents of a contract, agreement or document is qualified in all respects by that reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

    We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

    (1) Our Amendment No. 1 to Current Report on Form 8-K/A dated October 21, 1999,

    (2) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000,

    (3) Our Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended September 30, 2000,

    (4) Our Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended September 30, 2000,

    (5) Our Quarterly Report on Form 10-Q for the quarter ended December 31,
       2000,

    (6) Our Amendment No. 2 to Current Report on Form 8-K/A dated October 21, 1999,

    (7) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001,

    (8) Our Amendment No. 3 to Annual Report on Form 10-K/A for the fiscal year ended September 30, 2000,

    (9) Our Current Report on Form 8-K dated May 25, 2001, and

    (10) The description of our common stock contained in our Registration Statement on Form 8-A filed on November 6, 1992, including any amendments or reports filed for the purpose of updating that description.

    You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                             SatCon Technology Corporation
                                   161 First Street
                               Cambridge, MA 02142-1221
                          Attn: Investor Relations Department
                                    (617) 661-0540

    You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


             Prospectus Supplement
The Offering..........................     S-1
Special Note Regarding Forward-Looking
  Information.........................     S-2
Use of Proceeds.......................     S-2
Capitalization........................     S-3
Plan of Distribution..................     S-4
Validity of Common Stock..............     S-4

                   Prospectus
About This Prospectus.................       1
SatCon Technology Corporation.........       1
Risk Factors..........................       1
Deficiency of Earnings to Fixed
  Charges.............................      14
Special Note Regarding Forward-Looking
  Information.........................      14
Use of Proceeds.......................      14
The Securities We May Offer...........      15
Description of Common Stock and
  Preferred Stock.....................      16
Description of Debt Securities........      20
Description of Warrants...............      25
Legal Ownership of Securities.........      27
Plan of Distribution..................      31
Validity of Securities................      32
Experts...............................      33
Where You Can Find More Information...      33
Incorporation of Certain Documents by
  Reference...........................      34

                                1,464,928 SHARES

                         SATCON TECHNOLOGY CORPORATION

                                  COMMON STOCK

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